EXHIBIT 10.20

MONTERNET SMS SERVICE PRODUCTS COOPERATION AGREEMENT

Contract No.: Jmcc-monternet-2003910002

Party A: Jiangshu Mobile Communication Corporation, Ltd.

Address: Huju road 81#, Nanjing

Tel: [*]

Fax: [*]

Account bank: [*]

Account No.: [*]

Party B: Shanghai Mtone Wireless Network Information Co., Ltd

Address: Minfang Building 11#, Fuxing mid-road 593#, Shanghai

Code: 200020

Tel: 021-24028288

Fax: 021-24028299

Account bank: [*]

Account no.: [*]

Party A will provide communication channels to various service providers; Party B, as the service providers will provide directly to Party A the content and information making up the service.

COOPERATION CONTENT:

1.	As a provider of the SMS platform, Party A shall provide use of its communication channel to Party B and allow Party B to pass-through SMS service.

2.	Party B shall render service for local users by utilizing Party A’s SMS information system and providing the information and application services to Party A’s users described in enclosure 2. Party A will use its existing business to provide settlement information and fee collection services to Party B.

I.	RIGHTS AND OBLIGATIONS OF PARTY A:

1.	Party A shall be responsible for checking Party B’s business license, credit certification, business permission certifications, sources of information, examination of prices and account bank information, etc.

2.	Party A shall allocate the service code [*] and enterprise code [*] to Party B.

*	This provision is the subject of a confidential treatment request.

Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as (*). A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.	Party A shall be responsible for providing the internet SMS gateway specifications and the relevant technology standards to Party B and for assisting Party B in connecting its communication lines from the SMS gateway to Party B’s server.

4.	Party B shall build an independent database for Party A’s users (135-139) which is separate from other telecom operators or mobile operations’ user database.

5.	Party A shall be responsible for ensuring smooth operation of its equipment and shall be responsible for asserting the exception clause to users when they accept the services: if the parties or other third parties incur economic loss by reason of a failure of the communication lines, problems with communication technology, network and computer fault, or system instability unintentionally caused by Party A or caused by Force Majeure, the Parties shall not bear the responsibility to make economic compensation for such loss.

6.	The boundary between Party’s system and Party B’s system is Party A’s SMS gateway. Equipment inside of the boundary is to be maintained by Party A and equipment outside the boundary is to be maintained by Party B. Party B shall maintain the line connecting it to Party A’s system, but Party A shall assist Party B in maintaining and connecting the line.

7.	Party A shall be entitled to limit carrying or adjust the SMS accessibility according to the SMS system capacity when there are unusual overloads to the SMS system that affect Party A ‘s network operation safety. Meanwhile, Party A shall be entitled to inform Party B to deal with the rubbish messages or illegal attacks in time. Party A shall be entitled to take relevant measures to avoid the further problems if Party B does not solve it in time. When emergencies, Party A shall be entitled to take corrective measures.

8.	Party A shall be responsible for informing Party B in writing a week ahead when Party A likely will affect Party B’s business due to technological reasons such as system upgrade, and Party A shall bear all responsibility if Party A breaks the contract.

9.	Party A shall be entitled to adjust the prices Party B offers according to customer and market demand. Party A shall be entitled to suspend and not settle the operations which are adjusted without Party A’s approval.

10.	Party A shall define the scope of clients (code segment or sub brand) that may accept various mobile services as paying clients. Party A shall be entitled to not settle the fees generated by service to invalid clients.

11.	Party A shall be entitled to access user information and to require Party B to transfer user information in time to guarantee timely updating of Party A’s user information databases. Party A shall be responsible for maintaining the confidentiality for all such user information.

12.	Party A shall be responsible for picking up suspended or log-out numbers and sending them to Party B’s special ftp server for automatic disposal. Otherwise, Party A shall be entitled to compensation for Party B’s breach or untimely compliance and may deduct fees when Party A settles.

13.	Party A shall be entitled to choose to cooperate with the mobile Monternet M-Zone SMS product, which can be downloaded to an STK card. Party A shall be entitled to suspend this cooperation at any time at its option if the quality of M-Zone service declines or becomes unstable and Party A may settle amounts due thereunder according to the M-Zone users list and information fee discount list.

14.	Party A shall be entitled to adjust its three top operations on the “mobile Monternet door-way” (voice, SMS, website), introduce the best to users, offer “going-in and going-out” Monternet service and replace the Monternet service itself without informing Party B.

15.	Party A shall send the information of subscribers who cancel the service of Party B through three main “Monternet platforms”(voice, SMS, website) to a special FTP server each day for the automatic searching and handling by Party B’s server. If Party B does not handle or not handle in time, Party B shall be responsible to handle the resulting complaints from the subscriber or the resulting problems. Party A shall charge 50 Yuan for each complaint of each such person. The liquidated damage shall be deducted from the settlement funds. If the settlement funds are not enough for deducting, the penalty money shall be deducted automatically in next month. If the number of the complaints which is not handled or handled on time by Party B exceeds 5, Party A is entitled to suspend the settlement of this month or further to terminate the cooperation of the Parties.

16.	Party A is entitled to publicize only “Monternet” and its main applications and is not required to publicize the business of Party B and its affiliates when promoting the SMS business.

17.	Party A is entitled to examine the quantity and quality of Party B’s business, and work together with Party B to publicize and promote the business with its own resources on the principle of mutual-benefit according to the general position and needs of the market of each business. Party A will provide marketing resources except of its own publicity channel, and work together with Party B to resolve the problem of the cost of marketing through negotiation according to the marketing cost.

18.	Party A is entitled to require Party B to mark “Monternet” on its publicity and advertisements and to state that the project is a cooperative one of the Parties in publicly-issued information. If either party wants to disclose any content of business related to the other in any medium (newspaper, radio station, television station, promotional leaflets, webpages, etc), it shall notify the other in written form in advance. If the other party disagrees, it shall propose its disagreement in written form in five days. If a disagreement is proposed by one party, the other one is prohibited from describing any questioned business.

19.	If Party B use the “Monternet” brand outside the scope of the marketing of Monternet business and cause a negative impact on Party A, Party A can deem this act as tortious and is entitled to demand Party B to stop using the brand and bear any resulting liability. If serious enough, Party B shall bear all legal liability.

20.	Party A uses its own customer service center as the calling center for dealing with complaints. The number of the center is 1860. Party A shall be responsible for all support and complaints arising from network communication problems. Simultaneously, Party A shall accept all consultation, fee-checking and complaints from the subscribers arising from all non-network communication problems of this business, and bear a joint liability. A first-asking-first-responding system shall be set up. The irresolvable problems of the subscriber shall be validly transferred to the customer service hotline and be left for Party B’s disposal. The accepting Party A shall be responsible for tracing the complaint from the subscriber. Party B shall cooperate with Party A, response quickly and inform Party A the solution. For the complaints which can not be resolved by the Parties, Party A is entitled to demand Party B to deduct the fees of the subscriber.

21.	Party A shall be entitled to deduct information fee from Party B’s settlement sum, when the user complaint is caused by Party B.

22.	Party A shall be entitled to award Party B if it is ahead or if it devotes to business and market development. The award could be a bonus, market expansion support, new service exploitation support, strategic cooperation, discount using Party A’s network source, and comprehensive or nominal prizes, etc.

23.	Party A shall be entitled to complete and up-to-date statistics of all kinds regarding Party B under the principle of keeping the market order and promoting business development The evaluation is divided into three types: month evaluation, mid-year evaluation and year-end evaluation.

24.	During the term of this agreement, Party A shall be entitled to cease cooperation with Party B if Party B is 10% behind for 3 month successively in the month evaluation.

25.	Party A shall evaluate Party B’s performance monthly, Party A shall require the Party B and its business to be productive in the correct time limit, if it can not reach the asked standard, Party A shall be entitled to cease the cooperation with Party B.

26.	During the term of this agreement, Party A shall be entitled to suspend the cooperation when there are numbers of complaints about Party B’s service quality. If the matter is grave or the cost for Party B’s customer service is higher than Party B’s operation earnings, Party A shall be entitled to cease the cooperation.

27.	Party A shall have the responsibility to take respective customer service measures after sending the notification of forcing Party B out, and shall explain to the subscribers that the service of Party B they use has been terminated for reasons of quality. Party A shall also announce in its website that Party B’s service has been terminated.

28.	Party A is entitled to take back all network resources, such as the service code, enterprise code etc. after terminating the cooperation with Party B. These network resources shall not be allocated again within a six-month frozen period. In principle, new applications of cooperation from Party B shall not be accepted within 2 years.

29.	If Party B has made the following breaching acts, Party A is entitled to punish it:

30.	For acts which affect the normal function of Party A’s network; serious hidden security holes and trouble, the erroneous calculation of fees; promoting business in illegal ways (for example group-sending advertisements); improper competition or malicious fraud which causes negative impact on the operation of business of Party A and other service provider, the specific methods of punishment shall be in the form of criticizing, suspension of the right to alter business, postponing settlement, apologizing to the media and to customers, stopping settlement, reforming within a time limit, or termination of the cooperation.

31.	For each business which Party B launches through Party A’s SMS platform, in 6 months after the formal launching, Party A is entitled to require that Party B cannot cooperate with other telecommunication and mobile communication operator in this region in similar business. If Party B breaches, Party A is entitled to hold Party B liable for breaching. The liquidated damages range from 500,000 Yuan to 1,000,000 Yuan.

II.	RIGHTS AND OBLIGATION OF PARTY B

1.	Party B shall have the business license of legal enterprise with legal business scope and an operating competency of content/application service. Further, Party B shall provide Party A with the genuine business license, credibility certificate, which is approved by the State Information Industry Department or department in charge of telecommunication business of Jiangshu, and complete after-sale system, price-ratifying document and bank account, etc.

2.	Party B is responsible to build up and maintain its “information service” system, which includes the testing, operating, maintaining, management of daily business, etc. of all hardware equipments and systems related to this business. Party B shall provide the means of communication to connect with Party A’s SMS gateway and shall be responsible for the costs arising from the application, hiring, maintaining of this communication line.

3.	Party B is entitled to demand Party A to publish relevant technical specifications and specifications of connecting to its Monternet network platform and to assist Party B in technical testing. Party B shall manage strictly the testing port of network and relevant accounts. If some accidents occur due to Party B’s improper management, Party B shall bear all liabilities.

4.	Party B shall be entitled to ask for good network service to ensure information transfers are stable and smooth. Party B shall be responsible for asserting the exception clause to users when they accept the services: if parties or another third party’s economic loss is caused by problems with the communication lines fault, problem with communication technology, network and computer fault, system instability or caused unintentionally by Party A or by Force Majeure, the Parties shall not bear the economic compensation responsibility

5.	Party B shall accord with the normal data from a hub inside of Party A’s network when sending short messages, Party B shall be responsible for bearing all result if the SMS system or charge fails.

6.	When Party B adjusts its system, it shall be responsible for not affecting Party A’s normal network operations and not causing making any overload. Also, Party B shall be responsible for not carrying on any big change in transmission volume by itself and not sending short messages beyond 10 bits per second without the permission of Party A. Party B shall be responsible for adjusting the movement of short message to ensure the SMS remains stable when some emergency happens. If Party B breach agreement, it shall be responsible for bearing the corresponding net-operating system fault.

7.	Party B shall be responsible for ensuring the SMS’s successful connection rate is over 90% (from the short message server to the short message gateway), The time-lapse connecting from short message server to short message gateway should not be not longer than 500 ms. The time-lapse for applying SMS should not be longer than 1s etc. If Party B cannot reach such factors, it shall be responsible for bearing all the result.

8.	Party B shall be responsible for setting different SMS terms according to content, characters and types of business: messages such as a massive free system notice cannot survive beyond 5 minutes

9.	Party B shall not provide cross-operator SMS service directly or indirectly, including domestic cross-operator SMS service and cross-border international SMS service. If Party B cooperate with more than two operators (including Party A), it shall set up a independent data library for Party A’s subscribers(135-139). This data library shall not intercross with other data libraries of the subscribers of other operators. The subscriber of other operator is prohibited from sending SMS to Party A’s subscribers (including but not limited to IVR SMS and internet). If Party B violates, Party A shall terminate all cooperation with Party B.

10.	Party B shall carry out a periodic safety inspection on system, take effective technical measures, make sure the SMS safety and prevent the hijacker to conduct illegal acts, which are harmful to the information safety of the Monternet business, such as invading, stealing passwords, illegal use of pages, continuous use of sending orders and illegal group-sending. Party B shall formulate the measures to tackle the incidents, ensuring the proper operation of business, especially the quality of business and safety in emergency situations, guarantying the fluency of the network and maintaining personnel 7 days a week 24 hours a day. Party B shall cooperate with the state department in charge and Party A to trace the network safety incidence and provide relevant documents. For network malfunctions arising from its own network (including hijacker invasion), which affects the use of subscribers or the cooperation of the Parties, Party B shall bear all liabilities.

11.	If some technical causes of Party B, such as the updating of system platforms, might cause some influences on the operation of Party B’s business, Party B shall notify Party A one week in advance and bear all resulting liabilities.

12.	Party B shall guarantee the prices of all business provided by it conforming to the provision of state pricing policy and shall be responsible for the complaints about price from relevant management department or subscribers.

13.	Party B is entitled to specify the fee for its service but shall be subject to Party A’s approval. Fees not approved by Party A are ineffective. The information fee Party B specifies shall not be below its costs (with exception of special services). The information fee of any per-piece business shall not exceed 2 Yuan per piece; the fee of information of charging-per-month business shall not exceed 30 Yuan per month; regarding the ordering service of charging-per-piece business, the total amount of fees each month shall not exceed 30 Yuan per month. The special high-value business shall be subject to the approval of Jiangshu pricing department. The downloading of business recommendation messages and customer service messages shall be free. The downloaded message for obtaining password of subscribers shall be free; the downloaded message for information about the service (such as the help information, price, order confirming, customer service hotline, canceling service) shall be free.

14.	Party B shall not provide services without Party A’s auditing and testing. But with regard to timely and occasional services, if Party B cannot catch up with the business-declaration period once a month, it shall report the service to Party A by sealed fax. Only after getting through the approving and test of Party A, the service can be opened. The fax shall specify the reason and time to open the service, the description about the service (including price, formats of service, sending frequency, usage, main contents, ways to cancel, service measures, etc.), and the service code of temporary use. Party B shall report the service again in the business-declaration period of next month. If a business without declaration is found, when slight, Party A may refuse to settle information fee arising from the business; when serious, Party A may suspend the cooperation.

15.	For the business which gets through Party A’s examining procedure, at least 6 month after the operation has opened, Party B shall be entitled to applying for changing information fee. After the business is approved and opened, Party B shall use free messages to notify users by stages and by batch. The notices shall specify the particular information for charge modification, the method to cancel the service and Party B’s service number and website, etc. Meanwhile, a modification notice should be published at a noticeable place on Party B’s website for a month. The modification for information fee connected closely with the third party information sources, shall be published simultaneously in the third party’s main media. Then, Party B can modify the fee of the business information.

16.	Party B shall have responsibility to fill in information about fee collection in accordance with the rules of CMPP agreement. The ordering of business code shall conform to relevant regulations. Party B shall bear all liabilities for the erroneous filling of fee collection information.

17.	Party B shall send the SMC list before sending the first paying SMS of monthly-package service. When the subscriber being dialed is a paying subscriber, Party B can only charge every subscriber a monthly fee of every fee-billing business with regard to the monthly package. The calling list of month-package information fee exceeding one shall be deemed as an erroneous list by Party A’s billing system.

18.	Party B shall ensure that its deducting method can make sure the subscriber pays for the service it uses according to the fee-deducting character of Party A’s pre-paying subscriber accounts. For example, in order to prevent charging a month-package fee on the subscriber of “Shenzhouxing” service, who did not enjoy the service, Party B shall resend the deducting request before receiving the reply of deducting request from SMS gateway or SCP, until accepting the reply of deducting request.

19.	Party B shall, after finishing charging test for the operation modification (including newly increased), take the responsibility to send Party A a fax to confirm the successful charging and attach the official seal. Party B shall take all liabilities for the charge mistakes caused by its not sending or delaying sending.

20.	Party B shall take the responsibility to provide high quality, stable and timely services, as to the M-zone SMS products which are chosen by Party A for subscribers to download on SKT Cards. Party B shall give various discounts to the information fees arising from Party A’s M-zone subscribers on STK Cards operation. As to the technical implementation, Party B shall, when providing Party A’s M-zone subscribers with SMS service, send charging information to Party A’s SMS gateway at the normal rate, and Party A shall make billing and settlement based on the M-zone subscribers lists and information fee discount list.

21.

Party B shall be entitled to own the Monternet subscriber information, and shall, upon Party A’s request, supply Party A with the subscribers’ information and operation-analysis data (including the reports about customers development, customers category, customers using habit, the forecasting data, etc.), and shall guarantee to renew Party A’s subscriber information database in time and keep these databases in confidence, and shall keep the information about technology standards, subscribers code and valid subscriber scope, etc., provided by Party A in confidence. Party B shall keep the using records of all subscribers complete at least for 3 months, and shall provide Party A with connections for inquiring the operation records and keep the records of ordering relationship permanent.

22.	Party B shall have the right to the information about Party A’s internal resources, which would affect the development of Monternet operations. However, the right to information shall be constrained excluding the information about Party A business secrets, the network structure violating the relevant state laws and regulations, the network upgrading and network fault, etc.

23.	Party B shall take the responsibility not to use Party A’s Monternet SMS system for pure fee collection operation. If Party B breaches the above obligation, Party A shall be entitled to demand Party B to make modification within a limited period, to be notified in public, to apologize to subscribers, to suspend the new-added services, to apologize publicly in media, to cease and wind up, terminate cooperation, etc.

24.	Party B shall not use its SMS platform to offer manufactured SM services to Party A’s subscribers. If Party B beaches the above obligation, Party A shall be entitled to terminate all cooperation with Party B.

25.	Party B shall prohibit that the operator sends advertisement of SMS business to the subscribers and that the operator sends Monternet advertisement and other publicity to the subscribers. If Party B defaults, it must apologize to the complaining subscriber and publish its apologizing letter in publicly-issued media if the number of messages and the scope of influence is small. Within one half year, Party A is entitled to not allow Party B to add or alter the business and demand a liquidated damages from Party B. The penalty is 1.00 Yuan per message or 500 Yuan per complaining subscriber. If it causes an adverse influence in the media, Party B shall apologize in two public media and apologize to the related subscribers. Party A is entitled to not allow Party B to add or alter its business, and demand liquidated damages from Party B. The penalty is 1.00 Yuan per message or 500 Yuan per complaining subscriber.

26.	If Party B modifies business address or technical address, it just needs to make a change by itself in Party A’s “SP channel” and backup to Party A by mail or phone. If Party B modifies customer service measures, IP server address or account number etc, the application shall be made 5 days before the formal modification in fax with seal form.

27.	Party B shall be responsible for providing the stable interface connection and connector with Party A. The specific standards are as follow: special person connects with Party A, special e-mail postbox is fixed, normal mutual cooperation is guaranteed when Party B’s staff is changing; Party B must put forward the explanation in written form to Party A ahead of time and guaranteed the normal relevant work take-over and completion of the training for new staff when the interface connector is altered.

28.	Party B shall abide by the PRC state rules regulation on internet content/application service, and take charge of collecting, editing, censoring and tailoring information provided, and to ensure the information provided not to be against the state laws, statutes, policies, regulations and public interests, otherwise all the result should be afford by Party B itself.

29.	SP shall filter the content of the messages all the time, especially the politically-worded, and shall filter the messages around the clock in order to prevent others to use the variety of illegal words. In the meantime, SP must control strictly the subscriber of CMCC to submit information to prevent the harmful message to spread. Party A shall add key words and Party B shall update and enlarge its words libraries to ensure the timeliness, genuineness and legality of the application software and message provided by Party A. In the mean time, Party B shall limit the number of message the subscriber can send from the website to a maximum of 2 message, and shall limit the number of message which the subscriber can send from the website to 200 pieces per day. If party B defaults, it shall bear all liabilities.

30.	Party B shall be qualified with the relevant operation specific grant or license certification, such as the copyrights certification for the services of downloading pictures and bells. Party B shall, for the dignity of National Anthem, National Flag, and National Emblem, take the responsibility not to provide the melody of National Anthem for phone bell downloaded, and National Flag or National Emblem for phone pictures downloaded. If it breaches the above obligation, or violates the state rules, or causes other negative social impact, Party B shall take the relevant liability.

31.	Party B shall ensure the provided information content not affect Party A’s enterprise image, and take the responsibility to build up the filtration function to Party A’s competitors operation publicity, and strictly control the SMS content with “China Mobile” to prevent the negative information broadcast. If it breaches the above obligation, Party B shall take all liabilities.

32.	Party B shall take the responsibility to constitute the perfect internal management procedure and system, enhance the purview management and relative staff management of short message sending out function of the corporation internal network system, make sure the legality of the short messages’ information content sent to Party A, if Party B breaches the contract, Party B shall take all the responsibilities.

33.	Party B shall promise that they have got the subscribers’ permission before they provide any service to the subscribers (including charging service and free service), it shall not provide any service for the subscribers if the subscribers know nothing about the business. It shall ensure that the subscribers understand the business information sufficiently (including price, business format, sending-out frequency, usage, main content, cancellation method, subscribers service measures etc.); Party B shall not intercept the information purposely or send to the subscribers propaganda advertisement information which cause that the subscribers will be charged extra information fees. If Party B breaches the contract, Party B shall take all the responsibilities and return the redundant information fees to the subscribers.

34.	For the business of customization, Party B shall take the responsibility to ensure the rationality of subscribers’ interests and deducting the fees. The confirmation of order relations and information fees deduction must satisfy the following demands, if Party B breaches the contract, Party B shall take all the responsibilities

-Ensuring the business reminding information is received by the subscribers’ mobile phone (including price, business format, sending-out frequency, usage, main content, cancellation method, subscribers service measures etc.)

-The order relation shall be valid 72 hours after the order, within 72 hours, the customization business billing according to items can be charged according to times, the customization business billing according to month shall not collect the fees for month.

-If the day of order is after 20th of the month, it is suggested that the information fee shall be eliminated, or it shall be collected according to items, but the fees calculation billing according to items shall not exceed 1/3 fees for month.

To the subscribers of the card STK, under the situation that the capacity of STK card can not be resolved, the month billing customization business on STK must be customized and confirmed for the second time, namely, Party B sends out order confirmation short message after it receives the subscribers’ order demand which is used to inform the subscribers the business reminding information, the order relation shall be confirmed when the subscribers reply and confirm the order for the second time.

To the subscribers order the service through internet, Party B must illustrate the business reminding information on a noticeable place on the web page before the subscribers customization confirm the order. When the subscribers order successfully, short message business reminding information shall be sent out.

To the subscribers order month billing customization business through the mobile phone, Party B must inform the subscribers business reminding information through short message (including charging subscribers and the third party subscribers), the order relation shall be confirmed when the subscribers reply and confirm the order for the second time.

The same subscriber sending out order demand again in the same month shall be confirmed order relation directly.

Party B shall confirm the subscribers’ ordering in the condition that the service does not activate within 3 months. Two manners shall be used to confirm the ordering (sending confirmation message: dear subscriber you customize the service provided by XX provider, and the billing is X Yuan per month, if you intends to customize further, please return message XX, this message is for free; Sending reminding message: dear subscribers, XX service’s billing is XX Yuan provided by XX company, if you intend to terminate, please return message 0000, and this message is for free, keeping ordering without returning.

35.	Party B shall take effective technical measure to check the genuine identity of the subscriber, and display the calling number when the subscriber sends message on Monternet. The message only with anonymous name or nickname is not allowed to sent to the mobile phone of other subscribers. For special business with an anonymous character, Party B must confirm the accepting subscriber has register the service and specify in service clauses of Party B that the subscriber is willing to accept the anonymous message. If Party B defaults, Party B shall bear all liabilities.

36.	Party B shall confirm the identity of subscribers by sending random password for the business ordered through non-mobile phones channels, such as the internet, the ground, etc. the message is free for the subscriber. Furthermore, Party B shall provide subscribers with the rate of the business, the frequency, the method to cancel the order, the customer service telephone. Party B shall remind the subscriber to keep the customer password properly.

37.	Party B shall guarantee that new subscriber fills in the code created in random on the website besides the mobile phone number when signing in the website. Hereafter, Party B shall send a random password to confirm the identity of the subscriber. If Party B breach, it shall be liable for all the consequences arising from the complaints.

38.	Party B shall establish fluent channels of customer service, create the column Monternet- My service, and provide customers with internet channels for searching modifying and canceling by the subscriber in order to facilitate the subscriber to manage the ordered service. The customizing interface shall facilitate subscribers to acquire content and service provided by Party B, as well as specific charging standard and at least such basic service functions as permission, adding, canceling, modification and inquiring. After Subscribers successfully customize service, the system shall remind the subscriber that the service has been added to Monternet- My service, if you inquire or terminate this service, please click “Monternet- My service”. Party B shall ensure from the technical view that the registered telephone numbers conforms to its identities during the course of customizing.

39.	Party B shall provide subscribers with instruction concerning termination of service in subentry, which means Party B shall send SMS list owned by it to subscribers and provide the item “terminating all the service” in the first item, after Party B receives the short massage “0000” edited and sent by subscribers, subscribers shall terminate its customized service or certain service in light of the items’ choice.

40.	Party B shall further provide subscribers with instruction of terminating “00000”, which means subscribers shall terminate all the service after it edits 00000 in its short message and sends this message to Party B’s service code. This instruction is for free.

41.	Party B shall have duty to provide enquiring instruction of business-recommendation. That is, the subscriber shall send short message to Party B’s service code, with content of subscribers’ telephone numbers. Party B shall return business information including service introduction, charging, and telephone of customers’ service. If the returns are beyond 1 piece, which shall be subject to subscribers’ contend and the construction is free.

42.	Party B shall provide the short message service order, namely the subscribers send Party B’s service code to Party B’s service code, Party B shall reply subscribers service and other help information, the content is: subscribers service telephone, subscribers service website, the inquiry of recommendation business list. Terminating the Monternet service please sent back 0000, which order is out of charge.

43.	Part B is obliged to provide uniform service test instruction, CMCCTEST(support both small letter and capital letter): the first sent instruction is “CMCCTEST”, and the telecom fee is normally collected; the latter sent instruction is “CMCCTEST”, and the information fee is 0.01Yuan/one item, and the evoked imbalanced telecom fee is still collected; The format for content of part B’s returned short message is Party B’s entering place (Here is Jiangshu in uniform), enterprise names, the service code, enterprise codes, the time of sending latter SM (24 hours, the format: x year/x month/x: x).

44.	Part B is obliged to establish the “black-list” system for customer service, and supervise the customers who are vicious to owe and customize, and explain any suspicion of customers. It is Party B’s obligation to monitor abnormal flux by the use of technological method and control the possible owing from the high information fee due to malicious customization (beyond 200Yuan/one day/customer). Party B should deal restrictedly with the number of customer who has logout or resuming number on the FTP server of Party A everyday and every month. If Party B dispose untimely or does not dispose at all, it is liable for all the high vicious owing or owing problems caused by logout customers by use of Monternet services, and Party A has the right to deduct information fee from the settlement ones.

45.	Party B shall take the responsibility to dispose coming-in-and-out messages of the Party A’s subscribers saved the coming-in-and-out FTP server everyday. Party B shall take all the liability of such problems as users’ complaint, owning fee, etc., causing by Party B’s undoing or delay of the messages dispose and Party A shall have the right to deduct the relevant part from the unified information fee settlement.

46.	Party B shall take the responsibility to, through Jiangshu Mobile’ “SP Channel” before 10th of every month, download the “service settlement” list of the last month. If the list’s discrepancy with the Party B’s record exists, the checking request shall have to be brought forward before 10th of next month, otherwise Party B shall take all the liability of breach.

47.	Party B shall take the responsibility to aid Party A inspecting the business operation and to cooperate achieving the relevant work for Monternet business running condition’s optimization.

48.	Party B shall be cautious to choose terms of sending short message (0:00am.—7:00am. And 12:30pm.—14:00pm,not permit sending customized message in principle) to avoid such claims as negative impact on subscribers’ rest in afternoon and evening. If Party B breaches, it shall be liable for all the consequences.

49.	Subscribers shall terminate the customized SMS when roaming abroad, which is subject to Party B’s confirmation timely. Party B shall make such statement to subscribers when subscribers begin this service as subscribers shall assume all International communication billing due to subscribers’ not terminating the service or continuing its service when roaming.

50.	Under the principle of mutual benefit and advantage sharing, Party B shall conduct with Party A mutually to publicize utilizing its resources and ensure various publicity shall be accordance with relevant laws and regulations to guarantee the publicizing contents’ reality and all-side, if the content set forth brings to dispute and irrelevant to Party A, Party B shall assume the liabilities.

51.	Party B shall have authority to require Party A to keep such innovation as production, service package, and market-promoting secret. Party A shall provide Party B with conformity marketing and support cooperation exclusively within specified terms (generally is 3 months) to guarantee Party B’s benefit in consideration that Party B contributes to development of service and the character of innovations.

52.	Party B shall strictly observe regulations concerning brand logo when using Monternet Logo, Modifying the colors or shape is forbidden. Party B shall report to Party A before it put in formally. Party B’s publicity service content shall be marked with Monternet and complied with Party A’s requirement, Modifying the colors or shape is forbidden.

53.	Party B shall have duty to report activity scheme, advertisement plan and handbook to Party A to verify 10 days prior to it put in market formally, which shall be shown on any medias including newspaper, broadcasting station, TV station, propaganda leaf and WebPages when Party B conduct various market promotion. Party A shall have authority to oppose within 5 days and Party B shall not continue the propaganda activity, Party B’s any sales propaganda shall not cause customers’ benefits.

54.	Party B shall be responsible for guaranteeing when propagating business, revise standard after getting Party A’s affirmation according to the requests of Party A, Party B takes charge of making. When both sides publicize together, Party A takes charge of designing the propaganda material which unifies the style and size, If Party B agrees to print, make fee and undertake by Party B.

55.	Part B shall be responsible for ensuring that when it publicizes service, publicity information and relevant media (including any kind of newspaper, radio station, TV, advertisements, propagandistic page, web page etc.), it must publicize “Monternet” at one time, and note normative symbol of “Monternet” at relevant position, and ensure to give clear indication of service information at striking position (including service content, offering style, service price, sending frequency etc. and explaining countermand means to ordering services and customers service, the phone cannot be non-mobile phone) and customers clue information (including “Monternet” brand, service dredge area), and note “service is promoted with Party A” at the right position in the propagandistic content.

56.	Part B shall be responsible for ensuring that all sale promotion award can’t use the affiliated products of Part A’s competitors, and can’t involved in relevant activities, if the Part B breaks the contract, it shall charge with entire responsibilities.

57.	Party B shall be responsible to organize training in order to promote the relevant business under demand of Party A from starting operation day.

58.	Without Party A’s permission or commission, Party B cannot use corporation mark of Party A and appear 1860-or1861.

59.	Party B shall be responsible for consulting and complaining from customers for its application service or content. Party B shall make clear and open its special institution to deal with service consulting, complaint and appealing etc. and provide concrete connection methods and relative principal names to Party A, and ensure complaint settlement prescription. Party B is in charge of enquiry, complaint and gives direction to customer service center. “First asking liabilities” shall be built up. Parties are all liable for the complaint from users, and that party, who first received, shall deal with the whole matter and the other helps to solve the problem until it is solved. Party B will deduce information fee relatively to the problem unsolved by both parties.

60.	Party B must guarantee to possess customer’s hot-line and contact person customer’s cell-phone at the same time in customer service. (The regular customer service hot-line should consist of the service hotline for 7 days a week, 24 hours a day, require it is the direct-dial telephone, Guarantee putting through rate lower than 80% is conditional to set up and pay fee phone at 800, If the change should file an application in two months ahead of time, the original number is kept for at least 2 months; Move telephone must have been at number of moving customer service, take the change when cooperating in, Shut-down, call shift). If Party B breaks the contract, it should bear all responsibility

61.	Party B shall not provide inquire about telephone billing, which is subject to Party A, If Party B violates this, it shall be liable of all the consequences.

62.	Party B shall have duty to publicize comprehensively through various channel, publicity channels include but are not limited to WebPages, publicity leaflets, TV advertisement to facilitate subscribers to be aware of possible problems and relevant settlement manners during the term of service. Customer service telephone shall be marked obviously. If party B breach, it shall be liable of all the consequences.

63.	Party B shall reply to customers within 2 hours of receiving customers’ claims and settle within 48 hours to satisfy subscribers. When the claims are provided by Party A through the channel of customers channel on net, party B shall reply to Party A’s customer service number within 72 hours and assist to reply to customers. Party A shall conduct according to the clauses of this agreement in the condition that Party B does not dispose with the specified period.

64.	Party B shall give full return to subscriber for the information fee arising from unreasonable charging logic and wrong charging due to Party B. Party B may solve return by itself until subscriber satisfies. The return shall be finished in 30 day from the return is confirmed and Party B shall make sure that subscriber’s return demand is effective in three months after using the service.

65.	With regard to return of Party A’s ‘Internet Customer Service Passage’ (namely customer complaints referring to return information fees due to Party B), Party B shall deal according to Party A’s relevant regulations. Party A will deduct the returns it advanced for Party B when accounting.

66.	Party B shall submit written application a month before it asks to terminate the cooperation for itself. During this period, Party B shall continue to provide services to subscribers, submit customizing service information of subscribers to Party A, announce in notable position of its website that it will stop Monternet Short Message Service and notifies subscribers registered by free SMS, contacting Party A on relevant customer services.

III.	BILLING AND SETTLEMENT

1.	The charging term of Monternet business is from the 1st to the last day of the month.

2.	Party A shall possess all the SMS communication fees arising from the use of SMS service by the subscriber and Party B. Party A shall provide Party B with the calculation and collection service of communication fees and possess the reward for the collection of information service from Party B.

3.	the settlement of fees should be based on the calling invoice of successful calculation collected by the calculation system of Party A. The business of single calculation shall be conditioned by the successful receipt of service by Party B. The service of month packet calculation shall be conditioned by the true ordering of the customers. If the subscriber refuses to pay the communication fee due to the quality of service of Party B, Party A can deduct the communication fee from the settled money.

4.	if the calculation of the Parties conflicts, Party B has the right to ask Party A to compare the fee list between the two. On the basis of negotiation on the checking results and the discrepancy, the party who has fault should compensate to the other in accordance with the responsibility and cover the discrepancy on the basis of “first settlement, later coverage”.

5.	ways of payment of the communication fee: the subscriber order the application fee and pay the communication fee in accordance with the current price. Concerning the unbalanced down-load SMS, Party B shall pay the communication fee to Party A. the standard of fee are as following diagram. The payment is based on the calling list from Party A to Party B. and the paying date is the same as the settlement date.

6.	Party B shall pay 15% information fees receivable as Party A’s work fees, the other 85% belongs to Party B, Party A settles with Party B according to “receivable amount”. Party A takes charge of bankroll settlement after billing, making the book and the two Parties’ comparing the book, the term of bankroll settlement is two months after the month when credit and debt happen. Party A shall provide the original settlement, talk service list in that month through SP channel in Party A’s website before the 8th next month, which has little difference with the result under practical calculation to Party B caused by canceling the repeated phone number, M-zone, the subscribers’ returning the fees, recharge and other reasons. The financial department of Party A shall mail the actual settlement amount to the account specified by Party B before 10th the month after next month. After receiving Party A’s settlement bankroll, Party B shall mail the formal invoice to Party A in 5 days (The provider of the invoice shall be Party B, not Party B’s relative entities), the deadline for Party A to receive the invoice is 15th month after next month, otherwise, Party A shall delay Party B’s settlement in the next month.

7.	Party A shall not take the responsibility of providing the service of billing and charging information fees of all the net on behalf of Party B for Party B who just offers the business in its own province.

IV.	CONFIDENTIALITY

1.	For the purpose of this agreement, “Proprietary information” shall refer to the information with commercial value that is created or developed or discovered by the party of disclosure or to the party of disclosure, which is granted from other party. It shall comprise but not be limited to relevant commercial secret, computer program, design technique, data, business and product’s development plan, relative subscriber’s information and other information. The party of disclosing shall own the proprietary information, with most importance for him. The parties’ cooperation engenders the relation keeping secret and confidence of this information between the parties and between the parties and proprietary information.

2.	The other party shall keep confidential of proprietary information, without the Party’s written consent, neither party shall disclose the same to any third parties other than performing the obligation of this agreement.

3.	Party A and Party B shall keep confidential this cooperation and the details of this Agreement. Neither party shall disclose the details of this Agreement and other relevant content to any third parties without prior written consent of the other party.

V.	LIABILITY FOR BREACH

1.	If any Party’s breach shall cause the agreement not be performed, the Party not in breach shall have the right to terminate this Agreement and ask the breaching Party to make corresponding compensations.

2.	If any Party’s breach causes negative social impact or economic losses to the other Party, the Party not in breach shall have the right to hold the breaching Party responsible for such breach.

VI.	FORCE MAJEURE

When all the events that can not be controlled or foreseen, nor can be avoided by the parties hereto, which prevent any Party to perform part or all of this Agreement, Any Party hereto shall not be held responsible for the other Party’s losses. The Party effected by such Force Majeure event shall promptly inform the other Party of its occurrence in writing and within 15 days thereafter send a valid certificate issued by the relevant authority explaining the detail of such event and the reason for the failure or delay to perform all or any part of this Agreement. Both parties shall negotiate whether continue to perform or terminate this Agreement according to the degree of impact on the performance hereof caused by such event.

VII.	ALTERATION AND AMENDMENT OF THIS AGREEMENT

1.	This Agreement shall become effective as of the date it is signed by the authorized representative of the parties and affixed with the official seal of the parties, the term hereof shall be one year, which is renewable upon agreement by both Party A and Party B through consultation.

2.	In the period of validity, if both sides want to add a new kind of operation, they may supplement the agreement as the annex of this contract.

3.	In the period of validity, if the department in charge of Party A make new charge policy or correlation document, which conflicts with the agreement. The parties may alter or terminate the contract through negotiation.

4.	The matters unexhausted in the agreement shall be dealt with in “the regulation on SP’s co-operation on SM service on Jiangshu Monternet” or be supplemented in wrings through a friendly negotiation by the Parties.

5.	Any side of the agreement should inform in written in advance of one month if he want to vary or rescind the agreement. It is of no effect in oral form. The other side should reply in one month after receive the notice. The contract shall become ineffective without a negotiation. The dispute should be settled through negotiation by the Parties.

6.	This Agreement shall be governed by the PRC laws. If any dispute can not be solved through negotiation, it shall be brought to the Nanjing Arbitration Committee.

7.	The agreement is duplicated. Each Party keeps one copy and each copy has equal effect.

Party A: CMCC Jiangshu branch

Representative: [*]

Date of signature 6/18/2003

Party B: Shanghai Mtone Wireless Network Information Co., Ltd.

Representative: [Signature illegible]

Date of signature 6/18/2003

*	This provision is the subject of a confidential treatment request.

Accessory 1: Contact Person and Contact Information

Consult and request Tel.	[*]	[*]
Contact Person of consultation and request	[*]	[*]
Tel	[*]	[*]
Fax	[*]	[*]
Email	[*]	[*]

Contact Person of market extend	[*]	[*]
Tel	[*]	[*]
Fax	[*]	[*]
Email	[*]	[*]

Contact Person of maintain	[*]	[*]
Tel	[*]	[*]
Fax	[*]	[*]

Contact Person of charge rate	[*]	[*]
Tel	[*]	[*]
Fax	[*]	[*]
Email	[*]	[*]

Contact Person of finance	[*]	[*]
Tel	[*]	[*]
Fax	[*]	[*]
Email	[*]	[*]

Contact Person of Agreement alteration	[*]	[*]
Tel	[*]	[*]
Fax	[*]	[*]
Email	[*]	[*]

*	This provision is the subject of a confidential treatment request.